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                                                                    Exhibit 4.2

THIS NOTE MAY BE TRANSFERRED IN WHOLE BUT NOT IN PART BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY SELECTED OR APPROVED BY THE COMPANY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

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No. 1                                                            $150,000,000.00

                               IDEX CORPORATION
                  6 7/8% SENIOR NOTES DUE FEBRUARY 15, 2008

                                                                CUSIP: 45167RAD6

     IDEX Corporation, a Delaware corporation (herein called the "Company," which term includes any successor corporation under the Indenture referred to herein), for value received, hereby promises to pay to:

                                  CEDE & CO.

or registered assigns, the principal sum of

                   *ONE HUNDRED AND FIFTY MILLION DOLLARS*

on February 15, 2008 and to pay interest on such principal sum at the rate of six and seven-eighths percent (6 7/8 %) per annum.

     The Company will pay interest from the later of February 23, 1998 or the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for, semi-annually on February 15 and on August 15 (beginning August 15, 1998, each an "Interest Payment Date"), until the principal hereof is otherwise paid or duly provided for. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture (as defined below), be paid to the Holder of this Note (or one or more predecessor Notes) of record at the close of business on the regular record date (the "Regular Record Date") for such Interest Payment Date, which, except in the case of interest payable at Maturity (as defined in the Indenture), shall be the February 1 or August 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date and, in the case of interest payable at Maturity, shall be the date such that interest payable at Maturity is payable to the same Person to whom principal on this Note is payable. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

     Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date by virtue of his having been such Holder, and may be paid to the Holder of this Note (or one or more predecessor Notes) of record at the close of business on a special record date (the "Special Record Date") fixed by the Company for the payment of such defaulted interest, notice whereof shall be given to Holders not less than 15 days prior to such Special Record Date, all as more fully provided in the Indenture (as defined below).


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     Payment of the principal of this Note and the interest thereon will be made at the office or agency of the Company in the Borough of Manhattan, City and State of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

                               IDEX CORPORATION
                  6 7/8% Senior Notes due February 15, 2008

     This Note is one of a duly authorized issue of debt securities of the Company (herein called the "Securities"), issuable in one or more series, unlimited in aggregate principal amount except as may be otherwise provided in respect of the Securities of a particular series, issued and to be issued under and pursuant to an Indenture dated as of February 23, 1998 (herein called the "Indenture"), duly executed and delivered by the Company to Norwest Bank Minnesota, National Association, as Trustee (the "Trustee"), and is one of a series limited in aggregate principal amount to $150,000,000 and designated as 6 7/8% Senior Notes due February 15, 2008 (herein called the "Notes"). Reference is hereby made to the Indenture for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of Securities (including Holders of the Notes).

     The Notes may be redeemed at any time at the option of the Company, in whole or from time to time in part, at a redemption price equal to the sum of
(i) the principal amount of the Notes being redeemed plus accrued interest thereon to the redemption date and (ii) the Make-Whole Amount, if any, with respect to such Notes (the "Redemption Price"). If notice of redemption has been given as provided in the Indenture and funds for the redemption of any Notes called for redemption have been made available on the redemption date referred to in such notice, such Notes will cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the Holders of the Notes from and after the redemption date will be to receive payment of the Redemption Price upon surrender of such Notes in accordance with such notice. Notice of any optional redemption of any Note will be given to Holders at their addresses, as shown in the security register for the Notes, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of Notes held by such Holder to be redeemed. If less than all of the Notes are to be redeemed at the option of the Company, the Company will notify the Trustee at least 45 days prior to giving notice of redemption (or such shorter period as may be satisfactory to the Trustee) of the aggregate principal amount of Notes to be redeemed and their redemption date. The Trustee shall select, in such manner as it shall deem fair and appropriate, Notes to be redeemed in whole or in part.

     As used herein:

     "Make-Whole Amount" means, in connection with any optional redemption of the Notes, the excess, if any, of (i) the aggregate present value as of the date of such redemption of each dollar of principal being redeemed and the amount of interest (exclusive of interest accrued to the date of redemption) that would have been payable in respect of each such dollar if such redemption had not been made, determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (determined on the third business day preceding the date notice of such redemption is given) from the respective dates on which such principal and interest would have been payable if such redemption had not been made, to the date of redemption, over (ii) the aggregate principal amount of the Notes being redeemed.

     "Reinvestment Rate" means the yield on treasury securities at a constant maturity corresponding to the remaining life (as of the date of redemption, and rounded to the nearest month) to Stated Maturity of the principal being redeemed (the "Treasury Yield"), plus 0.25%. For purposes hereof, the Treasury Yield shall be equal to the arithmetic mean of the yields published


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in the Statistical Release under the heading "Week Ending" for "U.S. Government
Securities--Treasury Constant Maturities" with a maturity equal to such remaining life; provided, that if no published maturity exactly corresponds to such remaining life, then the Treasury Yield shall be interpolated or extrapolated on a straight line basis from the arithmetic mean of the yields for the next shortest and/or next longest published maturities, as applicable, rounding each of such relevant periods to the nearest month. For purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used. If the format or content of the Statistical Release changes in a manner that precludes determination of the Treasury Yield in the above manner, then the Treasury Yield shall be determined in the manner that most closely approximates the above manner, as reasonably determined by the Company.

     "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which reports yield on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index which shall be designated by the Company.

     The Notes are subject to defeasance at the option of the Company as provided in the Indenture.

     As long as this Note is represented in global form (the "Global Security") registered in the name of the Depositary or its nominee, except as provided in the Indenture and subject to certain limitations therein set forth, no Global Security shall be exchangeable or transferrable.

     If an Event of Default (as defined in the Indenture) with respect to the Notes shall occur and be continuing, the principal plus any accrued interest may be declared due and payable in the manner and with the effect and subject to the conditions provided in the Indenture.

     The Indenture permits the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Securities then Outstanding of all series which are affected by such amendment or modification, except that certain amendments which do not adversely affect the rights of any Holder of the Securities may be made without the approval of Holders of the Securities. No amendment or modification may, among other things, change the Stated Maturity of any Security, reduce the principal amount thereof, reduce the rate or change the time of payment of any interest thereon, or reduce the aforesaid majority in aggregate principal amount of Securities of any series, the consent of the Holders of which is required for any such amendment or modification, without the consent of each Securityholder affected.

     Notwithstanding any provision in the Indenture or any provision of this Note, the Holder of this Note shall have the right, which is absolute and unconditional, to receive payment of the principal of (and premium, if any) and interest on this Note at the times, place and rate, and in the coin or currency herein prescribed.

     This Note shall be governed by, and construed in accordance with, the laws of the state of New York, without regard to principles of conflicts of law.

     All terms used in this Note which are defined in the Indenture have the meanings assigned to them in the Indenture.


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     Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.
























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     IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.



                          IDEX CORPORATION

                          By:
                             ----------------------------------------------



                          Attest:



                          -------------------------------------------------




                          This is one of the Securities of the series designated herein issued under the within-mentioned Indenture.


                          NORWEST BANK OF MINNESOTA, NATIONAL
                           ASSOCIATION




                          By:
                             ----------------------------------------------
                          Authorized Officer


Dated: February 23 , 1998












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